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                                                                      EXHIBIT 15



Gothic Energy Corporation and Subsidiaries
Letter Regarding Unaudited Interim Financial Information



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     Gothic Energy Corporation and Subsidiaries
        Registration on Form S-3

We are aware that our report dated May 15, 1998 on our review of the interim financial information of Gothic Energy Corporation for the period ended March 31, 1998 and included in this Form 10-QSB is incorporated by reference in the Company's registration statement on Form S-3 (File No. 333-23239). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



COOPERS & LYBRAND, L.L.P.

Tulsa, Oklahoma
May 19, 1998